EXHIBIT 2.1









                                 LOAN AGREEMENT


                          Dated as of December 17, 2001





                                     between


                                  LIFEF/X, INC.
                                       and
                             LIFEF/X NETWORKS, INC.


                                       and


                          SAFEGUARD 2001 CAPITAL, L.P.



                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS.............................................................................................1

SECTION 1.01               Certain Defined Terms..................................................................1
SECTION 1.02               Accounting Terms.......................................................................6
SECTION 1.03               Interpretation.........................................................................6

ARTICLE II THE LOANS..............................................................................................7

SECTION 2.01               The Loans..............................................................................7
SECTION 2.02               Borrowing Procedure....................................................................7
                           (a)      Notice of Borrowing...........................................................7
                           (b)      Use of Proceeds...............................................................7
SECTION 2.03               Interest...............................................................................7
SECTION 2.04               Default Rate of Interest...............................................................7
SECTION 2.05               Computations...........................................................................7
SECTION 2.06               Highest Lawful Rate....................................................................7
SECTION 2.07               Repayment of the Loans.................................................................8
SECTION 2.08               Prepayments of the Loans...............................................................8
SECTION 2.09               Obligation to Borrow Full Commitment...................................................8
SECTION 2.10               Payments...............................................................................8
                           (a)      Payments......................................................................8
                           (b)      Extension.....................................................................8
                           (c)      Application...................................................................9
SECTION 2.11               Right of Set-Off.......................................................................9

ARTICLE III CONDITIONS PRECEDENT..................................................................................9

SECTION 3.01               Conditions Precedent to Initial Loan...................................................9
                           (a)      Representations and Warranties; No Default....................................9
                           (b)      Loan Documents................................................................9
                           (c)      Documents and Actions Relating to Collateral..................................9
                           (d)      Notice of Borrowing..........................................................10
                           (e)      Additional Closing Documents.................................................10
                           (f)      Annex A......................................................................10
                           (g)      Uniservices Certificate......................................................10
                           (h)      Assignment of Inventions Agreements..........................................10
                           (i)      Legal Opinion................................................................10
                           (j)      Additional Documents.........................................................11
SECTION 3.02               Certain Additional Conditions Precedent to Each Subsequent Loan.......................11
                           (a)      Conditions in Section 3.01...................................................11
                           (b)      Material Adverse Effect......................................................11
                           (c)      Representations and Warranties; No Default...................................11
                           (d)      Fees and Expenses............................................................11
                           (e)      Notice of Borrowing..........................................................11


                                                    i.



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                           (f)      Additional Closing Documents.................................................11
                           (g)      Annex A......................................................................12
                           (h)      Additional Documents.........................................................12
                           (i)      Approval of Management and Employee Compensation.............................12
                           (j)      Adoption and Approval of Business Plan.......................................12
                           (k)      Schedule of Proprietary Rights...............................................12

ARTICLE IV REPRESENTATIONS AND WARRANTIES........................................................................12

SECTION 4.01               Representations and Warranties of Company.............................................12
                           (a)      Organization and Powers......................................................12
                           (b)      Authorization; No Conflict...................................................12
                           (c)      Binding Obligation...........................................................13
                           (d)      Consents.....................................................................13
                           (e)      No Defaults..................................................................13
                           (f)      Litigation...................................................................13
                           (g)      SEC Reports; Financial Statements............................................13
                           (h)      Capitalization...............................................................14
                           (i)      Valid Issuance of Securities.................................................14
                           (j)      Securities Law...............................................................14
                           (k)      Liabilities..................................................................14
                           (l)      Taxes........................................................................15
                           (m)      Patents and Other Rights.....................................................15
                           (n)      Insurance....................................................................15
                           (o)      Title to Properties; Liens...................................................16
                           (p)      Environmental Laws...........................................................16
                           (q)      Employment Matters...........................................................16
                           (r)      ERISA........................................................................16
                           (s)      Subsidiaries.................................................................16
                           (t)      Notice(s) of Borrowing.......................................................16
                           (u)      Disclosure...................................................................16
SECTION 4.02               Representations and Warranties of Lender..............................................17
                           (a)      Suitability..................................................................17
                           (b)      Restrictions on Resale.......................................................17

ARTICLE V COVENANTS..............................................................................................17

SECTION 5.01               Reporting Covenants...................................................................17
                           (a)      Financial Statements and Other Reports.......................................17
                           (b)      Additional Information.......................................................18
SECTION 5.02               Affirmative Covenants.................................................................18
                           (a)      Preservation of Existence, Etc...............................................18
                           (b)      Payment of Taxes, Etc........................................................18
                           (c)      Maintenance of Insurance.....................................................18
                           (d)      Keeping of Records and Books of Account......................................19
                           (e)      Inspection Rights............................................................19
                           (f)      Compliance with Laws, Etc....................................................19



                                               ii.




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

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

                           (g)      Maintenance of Properties, Etc...............................................19
                           (h)      Licenses.....................................................................19
                           (i)      Use of Proceeds..............................................................19
                           (j)      Appointment and Removal of Corporate Officers................................20
                           (k)      Safeguard Designee...........................................................20
                           (l)      Further Assurances and Additional Acts.......................................20
SECTION 5.03               Negative Covenants....................................................................20
                           (a)      Indebtedness.................................................................20
                           (b)      Liens; Negative Pledges......................................................21
                           (c)      Change in Nature of Business.................................................21
                           (d)      Restrictions on Fundamental Changes..........................................21
                           (e)      Sales of Assets; Proprietary Rights..........................................21
                           (f)      Distributions................................................................22
                           (g)      Loans and Investments........................................................22
                           (h)      Transactions with Related Parties............................................22
                           (i)      Amendments of Certain Documents..............................................23
                           (j)      Redemption of Subordinated Debt..............................................23
                           (k)      Business Plans, Strategies and Budgets.......................................23
                           (l)      Compensation Arrangements....................................................23
                           (m)      Employees; Independent Contractors...........................................23
                           (n)      Significant Cash Expenditures................................................23
                           (o)      Additional Equity Incentives.................................................23

ARTICLE VI EVENTS OF DEFAULT.....................................................................................23

SECTION 6.01               Events of Default.....................................................................23
                           (a)      Payments.....................................................................23
                           (b)      Representations and Warranties...............................................24
                           (c)      Failure by Company to Perform Certain Covenants..............................24
                           (d)      Failure by Company to Perform Other Covenants................................24
                           (e)      Insolvency...................................................................24
                           (f)      Dissolution, Etc.............................................................24
                           (g)      Default or Acceleration Under Other Indebtedness.............................24
                           (h)      Default Under Uniservices or Kodak Agreements................................25
                           (i)      Judgments....................................................................25
                           (j)      Material Adverse Change......................................................25
                           (k)      Collateral Documents.........................................................25
                           (l)      Consents, Etc................................................................25
                           (m)      ERISA........................................................................25
SECTION 6.02               Effect of Event of Default............................................................25

ARTICLE VII MISCELLANEOUS........................................................................................26

SECTION 7.01               Amendments and Waivers................................................................26
SECTION 7.02               Notices. 26
SECTION 7.03               No Waiver; Cumulative Remedies........................................................26
SECTION 7.04               Costs and Expenses; Indemnity.........................................................26



                                               iii.


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

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                           (a)      Costs and Expenses...........................................................26
                           (b)      Other Charges................................................................27
                           (c)      Indemnification..............................................................27
SECTION 7.05               Survival..............................................................................27
SECTION 7.06               Benefits of Agreement.................................................................28
SECTION 7.07               Binding Effect; Assignment............................................................28
SECTION 7.08               Governing Law.........................................................................28
SECTION 7.09               Waiver of Jury Trial..................................................................28
SECTION 7.10               Submission to Jurisdiction............................................................28
SECTION 7.11               Entire Agreement......................................................................29
SECTION 7.12               Severability..........................................................................29
SECTION 7.13               Counterparts..........................................................................29
SECTION 7.14               Exchange of Warrants..................................................................29


SCHEDULES, EXHIBITS AND ANNEXES

Schedule 1                 Existing Liens
Schedule 2                 Subsidiaries

EXHIBIT A                  Notice of Borrowing
---------
EXHIBIT B                  Opinion of Counsel to the Company
---------

Annex A                    Additional Terms and Conditions of Funding



                                        iv.

                                 LOAN AGREEMENT


     THIS CREDIT AGREEMENT (this "Agreement"), dated as of December 17, 2001, is made between Lifef/x, Inc., a Nevada corporation, and Lifef/x Networks, Inc., a Delaware corporation (together, the "Company"), and Safeguard 2001 Capital, L.P., a Delaware limited partnership (the "Lender").

     The Company has requested the Lender to make a term loan to the Company in an aggregate principal amount of up to four million dollars ($4,000,000.00). The Lender is willing to make such loan to the Company upon the terms and subject to the conditions set forth in this Agreement, which terms include the exchange of certain warrants to purchase the Company's capital stock currently held by the Lender for a new warrant to purchase the Company's capital stock, with the parties acknowledging and agreeing that the option inherent in such new warrant having nominal value.

     Accordingly, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

     "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "ALTERNATIVE FINANCING" means any transaction in which the Company, in exchange for cash, issues and sells equity securities or securities convertible into, exchangeable or exercisable for, equity securities, of the Company, other than (i) issuance of stock options for and shares of Common Stock to employees, officers, directors and consultants pursuant to stock incentive plans in existence on the date hereof or pursuant to subsequent stock incentive plans approved by the Lender, which issuance has been approved by the Lender and (ii) issuances of securities upon exercise of stock options or warrants outstanding as of the date hereof.

     "AVAILABILITY TERM" means the period beginning on December 1, 2001 and ending on December 1, 2002.

     "BUSINESS DAY" means a day of the year on which commercial banks are not required or authorized by law to close in Philadelphia, Pennsylvania.

     "CLOSING DATE" means the date hereof.

                                        1.

     "COLLATERAL" means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

     "COLLATERAL DOCUMENTS" means the Security Agreement any other agreement pursuant to which the Company or any other Person provides a Lien on its assets in favor of the Lender and all filings, documents and agreements made or delivered pursuant thereto.

     "COMMITMENT" means the Lender's commitment to lend the Company four million dollars ($4,000,000.00) or, where the context so requires, the obligation of the Lender to make the Loans up to such amount on the terms and conditions set forth in this Agreement.

     "COMPANY" has the meaning set forth in the recital of parties to this Agreement.

     "COMPANY REPORTS" has the meaning set forth in Section 4.01(g).

     "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

     "DISCLOSURE LETTER" means the letter, if any, of even date herewith from the Company to the Lender setting forth exceptions to, and disclosures with respect to, Article IV (which letter shall expressly indicate the Sections of Article IV to which such disclosures relate).

     "DOLLARS" and the sign "$" each means lawful money of the United States.

     "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

     "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA and Sections 414(b), (c) and (m) of the Internal Revenue Code.

     "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "FAIR MARKET VALUE" means, for any security:


                                       2.

     (i) If traded on a stock exchange, the fair market value of the security shall be deemed to be the average of the closing selling prices of the security on the stock exchange determined by the Board to be the primary market for the security over the ten (10) trading day period (or such shorter period immediately following the closing of an initial public offering) ending on the date prior to the date that the net issue election is made, as such prices are officially quoted in the composite tape of transactions on such exchange;

     (ii) If traded over-the-counter, the fair market value of the security shall be deemed to be the average of the closing bid prices (or, if such information is available, the closing selling prices) of the security over the ten (10) trading day period (or such shorter period immediately following the closing of an initial public offering) ending on the date prior to the date that the net issue election is made, as such prices are reported by the National Association of Securities Dealers through its Nasdaq system, any successor system or any exchange on which it is listed, whichever is applicable; or

     (iii) If there is no public market for the security, then the fair market value shall be determined by the Board of Directors of the Company in good faith.

     "FINAL MATURITY DATE" means the earlier of (i) January 1, 2003, or (ii) the closing date of an Alternative Financing.

     "FUNDING DATE" has the meaning set forth in Section 3.01.

     "GAAP" means generally accepted principles of good accounting practice in the United States, consistently applied.

     "HAZARDOUS SUBSTANCES" means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

     "INDEBTEDNESS" means, for any Person, (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iv) all reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptances and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, and other similar financial products; (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and (vi) all indebtedness of another Person of

                                       3.

the types referred to in clauses (i) through (v) guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person through an agreement to purchase or acquire such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise assure a creditor against loss, or secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "INVESTOR RIGHTS AGREEMENT" means an Investor Rights Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

     "KODAK AGREEMENT" means that certain Marketing and Distribution Agreement, dated January __, 20001, by and between the Company and Eastman Kodak Company.

     "LENDER" has the meaning set forth in the recital of parties to this Agreement.

     "LIEN" means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

     "LOAN DOCUMENTS" means this Agreement, the Collateral Documents, the Warrant and all other certificates, documents, agreements and instruments delivered to the Lender under or in connection with this Agreement.

     "LOAN" or "LOANS" has the meaning set forth in Section 2.01.

     "MATERIAL ADVERSE EFFECT" means any circumstance, change in, or effect on the business conduct or success or current state of competitiveness of the parties to this Agreement and their respective subsidiaries (if any) that, individually or in the aggregate with any other circumstances, changes in, or effects on, parties to this Agreement and their respective subsidiaries (if any) which is, or could be, materially adverse to: (i) the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the parties to this Agreement and their respective subsidiaries (if any), taken as a whole; (ii) the ability of the Company or any other Person to perform or observe its obligations under or in respect of the Loan Documents; or (iii) the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Lender under any of the Collateral Documents.

     "NOTICE OF BORROWING" has the meaning set forth in Section 2.02(a).

     "OBLIGATIONS" means the indebtedness, liabilities and other obligations of the Company to the Lender under or in connection with the Loan Documents, including the Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Company to the Lender thereunder or in connection therewith.

                                        4.

     "PERMITTED LIENS" means: (i) Liens in favor of the Lender; (ii) the existing Liens listed in SCHEDULE 1 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, PROVIDED that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP, PROVIDED the same does not have priority over any of the Lender's Liens and no notice of tax lien has been filed of record; (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens PROVIDED for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof; and (v) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness).

     "PERSON" means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

     "PLAN" means any employee pension benefit plan as defined in Section 3(2) of ERISA (including any multiemployer plan) and any employee welfare benefit plan, as defined in Section 3(1) of ERISA (including any plan providing benefits to former employees or their survivors).

     "PROPRIETARY RIGHTS" has the meaning set forth in Section 4.01(m).

     "RESPONSIBLE OFFICER" means, with respect to any Person, the chief executive officer, any co-president, the chief financial officer, the controller or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

     "SAFEGUARD DESIGNEE" has the meaning set forth in Section 5.02(k).

     "SEC" means the U.S. Securities and Exchange Commission. ---

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITY AGREEMENT" means a Security Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

     "SUBSIDIARY" means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.


                                       5.

     "UNISERVICES AGREEMENTS" means the CMISS/Animation License Agreement between Auckland Uniservices Limited, Lifef/x Networks, Inc., and Lifef/x, Inc., dated January 26, 2001, the Lifef/x Player Agreement between Auckland Uniservices Limited, Lifef/x Networks, Inc., and Lifef/x, Inc., dated January 26, 2001, and the Development Agreement between Auckland Uniservices Limited and Lifef/x Networks, Inc., dated January 26, 2001.

     "UNITED STATES" and "U.S." each means the United States of America.

     "WARRANT" means the Warrant to purchase shares of Common Stock of the company issued by the Company to the Lender on the date hereof.

     "WARRANT SHARES" means the shares of Common Stock receivable upon exercise of the Warrant.

     "WILLFUL DEFAULT" means a Default with respect to any covenant contained in
Article V of this Agreement resulting from action or inaction by or on behalf of the Company which was taken, or in the case of inaction, not taken, with (i) an intent to cause such a Default, or (ii) reckless disregard for the occurrence of such a Default.

     SECTION 1.02 ACCOUNTING TERMS. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under this Agreement or any other Loan Document shall be made, in accordance with GAAP.

     SECTION 1.03 INTERPRETATION. In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears;
(iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation;" (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                                          6.

                                   ARTICLE II
                                    THE LOANS

     SECTION 2.01 THE LOANS. The Lender agrees, on the terms and conditions hereinafter set forth, to make one or more term loans (each a "Loan" and, collectively, the "Loans") to the Company during the Availability Term, in a principal amount up to but not exceeding the Commitment. Any amount of any Loan repaid may not be reborrowed.

     SECTION 2.02  BORROWING PROCEDURE.

     (a) NOTICE OF BORROWING. Each Loan shall be made upon written notice from the Company to the Safeguard Designee and the Lender, which notice shall be received by the Safeguard Designee and the Lender not later than 10:00 A.M. (Philadelphia, Pennsylvania time) at least two Business Days prior to the proposed borrowing date. Such notice shall be a Notice of Borrowing in the form attached hereto as EXHIBIT A (the "Notice of Borrowing"). The Notice of Borrowing shall be irrevocable and binding on the Company and shall specify the proposed date of the borrowing (which shall be a Business Day), the amount of the borrowing (which shall be no more than necessary to fulfill the purpose of borrowing), the purpose to which the proceeds of the borrowing shall be put, and payment instructions with respect to the funds to be made available to the Company. Upon the approval of the Safeguard Designee and the fulfillment of the conditions set forth in Article III, as and when determined by Lender, the Lender shall make the applicable Loan available to the Company in next day funds, or such other funds as shall separately be agreed upon by the Company and the Lender, in accordance with the payment instructions provided to the Lender.

     (b) USE OF PROCEEDS. The Company shall not request any borrowing, and the Lender shall not be obligated to advance funds with respect to, any borrowing for which the use of proceeds as set forth in the Notice of Borrowing or as actually applied by the Company shall be other than as set forth on ANNEX A.

     SECTION 2.03 INTEREST. Subject to Section 2.05, the Company shall pay interest on the unpaid principal amount of each Loan from the date of advancement of funds pursuant to such Loan until the maturity thereof, at a rate per annum equal at all times to 12% per annum, compounded quarterly, on the date of any prepayment of such Loan and at maturity.

     SECTION 2.04 DEFAULT RATE OF INTEREST. In the event that any amount of principal of or interest on the Loans, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Company shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to 15% per annum, compounded monthly.

     SECTION 2.05 COMPUTATIONS. All computations of fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.

     SECTION 2.06 HIGHEST LAWFUL RATE. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable

                                        7.

interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Agreement under applicable law (the "Maximum Rate"), the Company shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

     SECTION 2.07 REPAYMENT OF THE LOANS. The Company shall repay to the Lender the principal amount of each Loan and all accrued but unpaid interest in full on the Final Maturity Date or such earlier date as shall be otherwise required by the terms of this Agreement. All payments required hereunder shall be made in U.S. dollars in immediately available funds by check or wire transfer according to mailing or wire transfer instructions, as the case may be, specified by the Lender.

     SECTION 2.08 PREPAYMENTS OF THE LOANS. The Company may not prepay the outstanding amount of any Loan or Loans without the prior written consent of the Lender.

     SECTION 2.09 OBLIGATION TO BORROW FULL COMMITMENT.

     If at any time there exists principal under the Commitment which the Company has not borrowed, then the Lender may require the Company to borrow up to the amount of such available principal. The Lender shall notify the Company in writing of its election to exercise the rights provided under this
Section 2.09 and the amount of the available principal the Company is required to borrow. Promptly after receipt of the notice described in the previous sentence, the Company shall follow the procedure set forth in
Section 2.02. In the event that the Company is not able to satisfy any of the conditions set forth in Article III, it shall notify the Lender of such inability immediately in writing specifying the condition which it is unable to satisfy and the reason for such inability to satisfy. After receiving the notice described in the preceding sentence, the Lender shall determine whether to continue requiring the Company to borrow under this section. In the event Lender determines to continue to require the Company to borrow under this section, the specific conditions which the Company notified the Lender it was unable to satisfy shall be deemed waived by the Lender.

SECTION 2.10      PAYMENTS.

     (a) PAYMENTS. The Company shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto. Each payment shall be made not later than 11:00 A.M. (Philadelphia, Pennsylvania time) on the day when due to the Lender in Dollars and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Lender, in accordance with the Lender's payment instructions.

     (b) EXTENSION. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise

                                   8.

occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or per annum fee hereunder.

     (c) APPLICATION. Each payment by or on behalf of the Company hereunder shall, unless a specific determination is made by the Lender with respect thereto, be applied (i) first, to any fees, costs, expenses and other amounts (other than principal and interest) due the Lender; (ii) second, to accrued and unpaid interest due the Lender; and (iii) third, to principal due the Lender.

     SECTION 2.11 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default the Lender hereby is authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set off and apply any obligations or indebtedness at any time owing by the Lender to the Company against any and all of the Obligations of the Company now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or any such other Loan Document and although such Obligations may be unmatured. The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 2.11 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

     SECTION 3.01 CONDITIONS PRECEDENT TO INITIAL LOAN. The obligation of the Lender to make the initial Loan hereunder on the date that funds are advanced by the Lender hereunder shall be subject to the satisfaction of each of the following conditions precedent before or concurrently with the making of such Loan, unless waived in writing by the Lender:

     (a) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of the initial Loan, both before and after giving effect thereto and to the application of proceeds of any Loan: (i) the representations and warranties contained in
Section 4.01 and in the other Loan Documents shall be true, correct and complete on and as of the date of each Loan as though made on and as of such date; and
(ii) no Default shall have occurred and be continuing or shall result from the making of the Loans or of any Loan.

     (b) LOAN DOCUMENTS. The Lender shall have received the following Loan
Documents: (i) the Warrant, executed by the Company; (ii) the Collateral Documents, executed by each of the respective parties thereto; and (iii) the Investor Rights Agreement, executed by each of the respective parties thereto.

     (c) DOCUMENTS AND ACTIONS RELATING TO COLLATERAL. The Lender shall have received, in form and substance satisfactory to it, results of such Lien searches as it shall reasonably request, and evidence that all filings, registrations and recordings have been made in

                                     9.

the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Lender, a perfected first priority Lien on the Collateral.

     (d) NOTICE OF BORROWING. The Lender shall have received a Notice of Borrowing with respect to the initial Loan according to the requirements of
Section 2.02 hereof, which Notice of Borrowing shall request that $1,500,000 be advanced as the initial loan.

     (e) ADDITIONAL CLOSING DOCUMENTS. The Lender shall have received the following, in form and substance satisfactory to it: (i) evidence of completion to the satisfaction of the Lender of such investigations, reviews, appraisals and audits with respect to the Company and its operations and properties as the Lender may deem appropriate; (ii) certificates of one or more nationally recognized insurance brokers or other insurance specialists acceptable to the Lender, dated as of a recent date prior to the Closing Date, certifying the insurance maintained by the Company as required hereunder and under the Collateral Documents is in full force and effect, together with copies of all policies (including all endorsements thereto) evidencing such insurance; (iii) a copy of the Disclosure Letter, if any; (iv) evidence that all (A) authorizations or approvals of any governmental agency or authority, and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained; and (v) a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (A) copies of the articles or certificate of incorporation, and bylaws, of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, which shall include the authorization by a majority of disinterested directors of the Board of Directors, and (B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto.

     (f) ANNEX A. Lender shall have determined, in its sole discretion, that the additional conditions set forth on ANNEX A hereto have been satisfied.

     (g) UNISERVICES CERTIFICATE. The Lender shall have receive a certificate from Auckland Uniservices Limited certifying its: (i) consent to the securitization of the Uniservices Agreements as collateral for the Loan(s); (ii) consent to assignment of the Uniservices Agreements; (iii) estoppel from claiming the unenforceability of the Uniservices Agreements as of the date hereof; and (iv) waiver of certain remedies it may have due to the insolvency of the Company, in form and substance satisfactory to the Lender in its sole discretion.

     (h) ASSIGNMENT OF INVENTIONS AGREEMENTS. The Company shall have received assignments of Proprietary Rights with respect to all work and inventions relating to the Company from a number of employees of the Company satisfactory to Lender in its sole discretion.

     (i) LEGAL OPINION. The Lender shall have received an opinion of legal counsel to the Company, dated as of the date of this Agreement, in form and substance satisfactory to the Lender as further set forth on EXHIBIT B hereto.

                                        10.

     (j) ADDITIONAL DOCUMENTS. The Lender shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Lender may reasonably request.

     SECTION 3.02 CERTAIN ADDITIONAL CONDITIONS PRECEDENT TO EACH SUBSEQUENT LOAN. The obligation of the Lender to make each Loan (or the Loans) subsequent to the initial Loan made hereunder on each date that funds are advanced by the Lender hereunder (each, a "Funding Date")shall also be subject to the satisfaction of each of the following conditions precedent before or concurrently with the making of such Loan, unless waived in writing by the
Lender:

     (a) CONDITIONS IN SECTION 3.01.

     Each of the conditions set forth in Section 3.01 shall have been satisfied or waived in writing by the Lender.

     (b) MATERIAL ADVERSE EFFECT. On and as of any Funding Date, Lender shall have determined, in its sole discretion, that there has occurred no Material Adverse Effect since the date of this Agreement.

     (c) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On each Funding Date, both before and after giving effect thereto and to the application of proceeds of any
Loan: (i) the representations and warranties contained in Section 4.01 and in the other Loan Documents shall be true, correct and complete on and as of the date of each Loan as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of the Loans or of any Loan. The giving of any Notice of Borrowing and the acceptance by the Company of the proceeds of any Loan shall be deemed a certification to the Lender that on and as of the date of such Loan such statements are true.

     (d) FEES AND EXPENSES. The Company shall have paid all invoiced costs and expenses then due hereunder.

     (e) NOTICE OF BORROWING. The Lender shall have received a Notice of Borrowing with respect to such Closing Date according to the requirements of
Section 2.02 hereof.

     (f) ADDITIONAL CLOSING DOCUMENTS. The Lender shall have received the following, in form and substance satisfactory to it: (i) evidence of completion to the satisfaction of the Lender of such investigations, reviews, appraisals and audits with respect to the Company and its operations and properties as the Lender may deem appropriate; (ii) certificates of one or more nationally recognized insurance brokers or other insurance specialists acceptable to the Lender, dated as of a recent date prior to the Closing Date, certifying the insurance maintained by the Company as required hereunder and under the Collateral Documents is in full force and effect, together with copies of all policies (including all endorsements thereto) evidencing such insurance; (iii) a copy of the Disclosure Letter, if any; (iv) evidence that all (A) authorizations or approvals of any governmental agency or authority, and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained; and (v) a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (A) copies of the articles or certificate

                                       11.

of incorporation, and bylaws, of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, which shall include the authorization by a majority of disinterested directors of the Board of Directors, and (B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto.

     (g) ANNEX A. Lender shall have determined, in its sole discretion, that the additional conditions set forth on ANNEX A hereto have been satisfied.

     (h) ADDITIONAL DOCUMENTS. The Lender shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Lender may reasonably request.

     (i) APPROVAL OF MANAGEMENT AND EMPLOYEE COMPENSATION. The Company shall have provided Lender with reasonable opportunity to review the then-existing duties and compensation arrangements of each member of senior management of the Company in order to assess (i) the expertise of the management team relative to the requirements of the then current business plan and (ii) the alignment of compensation structures, including cash and equity components, to individual responsibilities, and such arrangements shall be satisfactory to Lender in its sole discretion.

     (j) ADOPTION AND APPROVAL OF BUSINESS PLAN. The Company shall have formulated and adopted a business plan for the following 12 months with detailed projections through the next complete fiscal quarter, and such business plan shall be satisfactory to Lender in its sole discretion.

     (k) SCHEDULE OF PROPRIETARY RIGHTS. The Company shall have provided Lender with a schedule setting forth a list and brief description of all property or technology used by the Company in the operation of its business which it regards as proprietary, whether it regards itself as the owner or its is the licensee.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01 REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company represents and warrants to the Lender that, except as set forth in the Disclosure Letter:

     (a) ORGANIZATION AND POWERS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents. Each of the Company and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business.

     (b) AUTHORIZATION; NO CONFLICT. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action of the Company and do not and will not (i) contravene the terms of the articles or certificate of

                                         12.

incorporation, or bylaws, of the Company, or result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which the Company is a party or by which it or its properties may be bound or affected; (ii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company; or (iii) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties, assets or revenues of the Company.

     (c) BINDING OBLIGATION. The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally.

     (d) CONSENTS. No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Company of any of the Loan Documents.

     (e) NO DEFAULTS. Neither the Company nor any of its Subsidiaries is in default under any contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound which default could have a Material Adverse Effect on the Company or any of its Subsidiaries.

     (f) LITIGATION. There are no actions, suits or proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any governmental agency or authority or arbitrator which if determined adversely to the Company or any such Subsidiary would result in a Material Adverse Effect.

     (g) SEC REPORTS; FINANCIAL STATEMENTS. The Company has previously furnished or made available to the Lender its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, (iii) Definitive Proxy Statement filed with the SEC on March 15, 2001, and (iv) all other periodic and current reports filed by the Company with the SEC under the Exchange Act since November 16, 2001 in each case, as amended prior to the date hereof, (collectively, the "Company Reports"). As of their respective dates the Company Reports (or, if any of the Company Reports shall have been amended, as of the date of such amendment), complied in all material respects with applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The Company has timely filed with the SEC, and the Company Reports constitute, all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since December 31, 2000. The audited financial statements and unaudited interim financial statements of the Company and its Subsidiaries included in the Company Reports (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be

                                     13.

indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and (iv) are consistent with the books and records of the Company.

     (h) CAPITALIZATION. As of the date hereof the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.001, of which 33,615,724 shares are issued and outstanding. All of such shares of capital stock have been duly authorized for issuance, and all of such shares which are issued and outstanding have been validly issued and are fully paid, nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The Company has reserved 10,539,944 shares of Common Stock for issuance to officers, directors, employees, consultants or Affiliates under the Company's 1999 Long-Term Incentive Plan, of which 9,148,474 are subject to outstanding options granted thereunder. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, are duly authorized and will be validly issued, fully paid and nonassessable. Other than warrants for the purchase of an aggregate of 16,675,747 shares of Common Stock, of which warrants for the purchase of 15,628,295 shares will be returned to the Company for cancellation in connection with this Agreement, and as set forth above in this paragraph, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such equity security, option, warrant, right, call, commitment or agreement. Except as disclosed in the Company Reports or on the Disclosure Letter, to the Company's knowledge there are no stockholder agreements, voting agreements or voting trusts relating to any shares of capital stock of the Company.

     (i) VALID ISSUANCE OF SECURITIES. The Warrant Shares have been duly and validly reserved for issuance and, upon issuance, sale and delivery in accordance with the terms of the Warrant will be duly and validly issued, fully paid, nonassessable and free of preemptive rights binding on the Company.

     (j) SECURITIES LAW. Assuming the accuracy of the representations and warranties made by the Lender in Section 4.02 hereof, no change in applicable law and no unlawful distribution of this Agreement, the Warrant or the Warrant Shares by the Lender or other Person, this Agreement, the Warrant and the Warrant Shares, if any, will be issued to the Lender in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act, and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

     (k) LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities, fixed or contingent, exceeding $5,000 that are not reflected in the financial statements included in the Company Reports, in the notes thereto or otherwise disclosed in writing to the Lender, other than liabilities arising in the ordinary course of business since September 30, 2001.

                                        14.

     (l) TAXES. Each of the Company and its Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP. All Federal and state returns have been filed by each of the Company and its Subsidiaries for all periods for which returns due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

     (m) PATENTS AND OTHER RIGHTS. The Company has sole title and ownership of, or full right to use in the conduct of its business, all patents, trademarks, service marks, trade names, designs, mask works and copyrights (including, without limitation, all applications therefor), and all trade secrets, information, databases, inventions, and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted (collectively, "Proprietary Rights") and without any conflict with or infringement or misappropriation of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights of any other person or entity. The Company has not received any communications or become aware of any claim alleging that the Company or any of its employees has violated or, by conducting its business as currently conducted or as proposed to be conducted, would violate any Proprietary Rights of any other person or entity. To the knowledge of the Company, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company, or that would conflict with the Company's business as currently conducted or as proposed to be conducted. Neither the execution and delivery of the Loan Documents, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently conducted or as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or any non-employee equity owners acting for the Company is now obligated. The Company and its employees and non-employee equity owners acting for the Company, are not utilizing or practicing, nor will it be necessary to utilize or practice at any time hereafter in the conduct of the Company's business, any inventions (whether or not patented) of any of the Company's employees or any non-employee equity owners acting for the Company (or people it currently intends to hire) made, conceived or put to practice prior to their employment by the Company. The Company has obtained a written confidentiality agreement and assignment of Proprietary Rights with respect to all work and inventions relating to the Company from each present employee and consultant of the Company and from each non-employee equity owner acting for the Company.

     (n) INSURANCE. The properties of the Company and its Subsidiaries are insured, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates.

                                     15.

     (o) TITLE TO PROPERTIES; LIENS. The Company and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets, including all property forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.

     (p) ENVIRONMENTAL LAWS. Each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, and there are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Company's and its Subsidiaries' properties, relating to any Environmental Laws or Hazardous Substances.

     (q) EMPLOYMENT MATTERS. The Company and its Subsidiaries (i) has withheld all amounts required by law or agreement to be withheld from wages, salaries and other payments to its employees and former employees or has remedied any failure to do so, (ii) is not liable for any arrearages of wages and (iii) is not liable for taxes or penalties for failure to withhold or pay wages when due. There are no complaints pending or, to the Company's knowledge, threatened before any governmental authority alleging unfair labor practices or unlawful discrimination nor, to the Company's and its Subsidiaries knowledge, is there any basis for any such claim. There are no existing or, to the Company's knowledge, threatened labor troubles affecting the Company which would individually or in the aggregate, have a Material Adverse Effect. The Company is not a party to any collective bargaining agreement with any labor union. The Disclosure Letter sets forth a list of the Company's employees and their positions.

     (r) ERISA. Each of the Company and its Subsidiaries is in compliance with ERISA in all material respects, and there is no condition or event under which the Company or any of its Subsidiaries or any Plan maintained by the Company, its Subsidiaries or, to the best of the Company's knowledge, any ERISA Affiliate, could be subject to any risk of material liability under or in connection with ERISA.

     (s) SUBSIDIARIES. The name, capital structure and ownership of each Subsidiary of the Company on the date of this Agreement is as set forth in
SCHEDULE 2. All of the outstanding capital stock of, or other interest in, each such Subsidiary has been validly issued, and is fully paid and nonassessable. Except as set forth in such Schedule, on the date of this Agreement the Company has no material equity interest in any Person.

     (t) NOTICE(S) OF BORROWING. The Notice of Borrowing submitted by the Company, and all previous Notices of Borrowing, shall be and at the time of submission were true, accurate, and complete.

     (u) DISCLOSURE. None of the representations or warranties made by the Company in the Loan Documents (including the Disclosure Letter) as of the date of such representations and warranties, and none of the statements contained in any other information with respect to the Company and its Subsidiaries, including each exhibit or report, furnished by or on behalf of the Company to the Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the

                                       16.

statements made therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 4.02 REPRESENTATIONS AND WARRANTIES OF LENDER. The Lender represents and warrants to the company that:

     (a) SUITABILITY. The Lender (including any assignee Lender at the time of such assignment) represents that it (i) is entering into this Agreement solely for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, (ii) has received and reviewed such information as it deems necessary to evaluate the merits and risks of its entering into this Agreement, (iii) is an "accredited investor" within the meaning on Rule 501(a) under the Securities Act, and (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of entering into this Agreement, including a complete loss of its investment.

     (b) RESTRICTIONS ON RESALE. The Lender understands that this Agreement is being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future such Lender decides to resell, pledge or otherwise transfer this Agreement, this Agreement may be resold, pledged or transferred only (i) to the company, (ii) to a person who such Lender reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such resale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act, or (iii) pursuant to an exemption form registration under the Securities Act.

                                ARTICLE V
                                COVENANTS

     SECTION 5.01 REPORTING COVENANTS. So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Company agrees that:

     (a) FINANCIAL STATEMENTS AND OTHER REPORTS. The Company will furnish to the
Lender: (i) as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Company or 90 days (in the case of the fourth fiscal quarter), its quarterly consolidated and, if requested by the Lender, consolidating financial statements, prepared in accordance with GAAP, together with a certificate of a Responsible Officer of the Company stating that such financial statements fairly present the financial condition of the Company and its Subsidiaries as at such date and the results of operations of the Company and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP, subject to changes resulting from normal, yearend audit adjustments and except for the absence of notes; (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, its consolidated and, if requested by the Lender, consolidating annual financial statements, prepared in accordance with GAAP, all in reasonable detail and (A) in the case of consolidated financial statements, accompanied by an unqualified (other than reservations for whether the Company is a going concern) report thereon of independent certified public accountants of recognized standing, and (B) in the case of any such consolidating financial statements requested by the Lender, certified by a Responsible Officer of

                                        17.

the Company; and (iii) together with the financial statements required pursuant to clauses (i) and (ii).

     (b) ADDITIONAL INFORMATION. The Company will furnish to the Lender: (i) promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Default; (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws or Hazardous Substances, which (A) involve an aggregate liability of $10,000 or more, or (B) otherwise may have a Material Adverse Effect; (iii) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; (iv) promptly after the same are released, copies of all press releases; (v) promptly after the giving, sending or filing thereof, copies of all reports and financial information, if any, which the Company or any of its Subsidiaries sends to the holders of its respective capital stock or other securities, and the holders, if any, of any other Indebtedness, and of all reports or filings, if any, by the Company or any of its Subsidiaries with the Securities and Exchange Commission or any national securities exchange; and (vi) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Company or its Subsidiaries (including with respect to the Collateral) as the Lender may from time to time reasonably request. Each notice pursuant to claims (i) through (iii) of this subsection (b) shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein.

     SECTION 5.02 AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Company agrees that:

     (a) PRESERVATION OF EXISTENCE, ETC. The Company will, and will cause each of its Subsidiaries to, maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by Section 5.03.

     (b) PAYMENT OF TAXES, ETC. The Company will, and will cause each of its Subsidiaries to, pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

     (c) MAINTENANCE OF INSURANCE. The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such

                                       18.

deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates.

     (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP.

     (e) INSPECTION RIGHTS. The Company will at any reasonable time and from time to time permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Company and its Subsidiaries and to examine the records and books of account of the Company and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Company and any such Subsidiary with any of the officers, employees or accountants of the Company or such Subsidiary.

     (f) COMPLIANCE WITH LAWS, ETC. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound. The Company will, for so long as it has securities registered under the Exchange Act or has an effective registration statement under the Securities Act, make timely filing of such reports as are required to be filed by it with the SEC.

     (g) MAINTENANCE OF PROPERTIES, ETC. The Company will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted. The Company will, and will cause each of its Subsidiaries to, maintain all Proprietary Information owned or held by it or hereafter owned or held by it in full force and effect in the United States of America and in such other countries in which the Company or its Subsidiaries shall engage in business, including but not limited to: (i) the execution by future employees, officers and independent contractors of the Company or its Subsidiaries of confidentiality and nondisclosure agreements, Proprietary Rights assignment agreements; (ii) the prosecution of applications to register or perfect rights or claims in and to any such Proprietary Rights;
(iii) the registration of license agreements; (iv) the timely filing of affidavits of use, renewals or other maintenance filings; and (v) the timely payment of filing and maintenance fees.

     (h) LICENSES. The Company will, and will cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

     (i) USE OF PROCEEDS. The Company will use the proceeds of each Loan solely in the amounts and for purposes expressly authorized by ANNEX A hereto; and, such proceeds shall

                                        19.

not be used to reduce any outstanding Indebtedness or to make any payments to Stockholders or Affiliates of the Company or pay any obligation of the Company existing on the date hereof other than (a) payments to employees and directors as compensation for their employment or service on the Board of Directors in accordance with arrangements which the Lender has deemed satisfactory pursuant to Section 3.01(f), and (b)certain obligations to trade creditors set forth on ANNEX A and, with the Lender's prior written consent, related penalties and interest for late payments to such trade creditors.

     (j) APPOINTMENT AND REMOVAL OF CORPORATE OFFICERS. At any time and from time to time, the Lender shall have the right to cause the Company to effect the appointment or election of individuals designated by the Lender to hold any corporate office. The Lender shall also have the right to cause the Company to effect the removal or resignation of any individuals holding any corporate office.

     (k) SAFEGUARD DESIGNEE. At any time and from time to time, the Lender shall have the right to appoint an individual to observe the operations of the Company (the "Safeguard Designee"). The Safeguard Designee shall: (i) have access to all the facilities of the Company; (ii) have access to the Company's books and records; (iii) be given an opportunity to observe and participate in all Company meetings, whether such meetings are among directors or officers or other employees; and (iv) otherwise be given an opportunity to observe all aspects of the day-to-day operations of the Company. The initial Safeguard Designee shall be Dennis J. Crane.

     (l) FURTHER ASSURANCES AND ADDITIONAL ACTS. The Company will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender. Without limiting the generality of the preceding sentence, the Company shall cooperate with the Lender in determining the scope of the Proprietary Rights that the Company claims to own or have the right to use and shall assist the Lender in perfecting the security interest in such Proprietary Rights granted pursuant to the Security Agreement as the Lender deems necessary or appropriate.

     SECTION 5.03 NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid or the Lender shall have any Commitment, the Company agrees that, without the prior written approval of the Lender:

     (a) INDEBTEDNESS. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than: (i) Indebtedness of the Company to the Lender hereunder; (ii) Indebtedness of the Company and its Subsidiaries existing on the Closing Date and disclosed to the Lender or extensions, renewals and refinancings of such Indebtedness, PROVIDED that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase; (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Company's or such Subsidiary's business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance

                                         20.

with GAAP; (iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company or any such Subsidiary in the ordinary course of business; (v) interest rate swaps, currency swaps and similar financial products entered into or obtained in the ordinary course of busines; (vi) unsecured Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $10,000 at any time outstanding; (viii) Indebtedness of the Company and its Subsidiaries under capital leases or otherwise incurred under or in connection with any Liens of the type referred to in clause (vii) of the definition of Permitted Liens in Section 1.01 in an aggregate principal amount not to exceed $10,000 (or its equivalent in another currency or other currencies) at any time outstanding; (ix) Indebtedness of the Company or any of its Subsidiaries secured by Permitted Liens of the type referred to in clause (vi) of the definition thereof set forth in Section 1.01, or extensions, renewals and refinancings of such Indebtedness, PROVIDED that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase, and PROVIDED FURTHER that the aggregate principal amount of all such Indebtedness does not exceed $10,000 at any time outstanding; (x) Indebtedness subordinated on terms satisfactory to the Lender to the Obligations in an aggregate principal amount not to exceed $10,000 (or its equivalent in another currency or currencies) at any time outstanding; and (xi) Indebtedness of the Company to any of its wholly owned Subsidiaries or of any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries.

     (b) LIENS; NEGATIVE PLEDGES. (i) The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens. (ii) The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than this Agreement and any other Loan Document) prohibiting the creation or assumption of any Lien upon, or the assignment of, any of its properties, revenues or assets, whether now owned or hereafter acquired.

     (c) CHANGE IN NATURE OF BUSINESS. The Company will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.

     (d) RESTRICTIONS ON FUNDAMENTAL CHANGES. The Company will not, and will not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that: (i) any of the Company's wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of the Company's wholly owned Subsidiaries or to the Company and in connection therewith such Subsidiary may be liquidated or dissolved; and (ii) the Company or any of its Subsidiaries may sell or dispose of assets in accordance with the provisions of subsection (e).

     (e) SALES OF ASSETS; PROPRIETARY RIGHTS. The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person and any Proprietary Rights), except: (i) sales or other dispositions of inventory, and the non-exclusive license, sublicense and grant of distribution and

                                         21.

similar rights, in the ordinary course of business; (ii) sales or other dispositions of assets in the ordinary course of business which have become worn out or obsolete or which are promptly being replaced; (iii) sales or other dispositions of assets by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or to the Company. The Company will not, and will not permit any of its Subsidiaries to, (i) abandon or let lapse or pass to the public domain any of the Proprietary Rights owned or held by the Company or any of its Subsidiaries; or (ii) fail to maintain the confidentiality and trade secret status of all Proprietary Rights except to the extent that such disclosure is necessary to obtain copyrights, trademarks or patents.

     (f) DISTRIBUTIONS. (i) The Company will not declare or pay any dividends in respect of the Company's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Company, except that the Company may: (A) declare and deliver dividends and distributions payable only in common stock of the Company; and (B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock. (ii) The Company will not permit any Subsidiary of the Company to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Company, or to pay any Indebtedness owed to the Company or transfer properties and assets to the Company.

     (g) LOANS AND INVESTMENTS. The Company will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to or make any additional investments in any Person, other than in connection with: (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business; (ii) extensions of credit by the Company to any of its wholly owned Subsidiaries or by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or the Company; (iii) short term, investment grade money market instruments, in accordance with the Company's usual and customary treasury management policies.

     (h) TRANSACTIONS WITH RELATED PARTIES. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds 5% or more of the equity securities, or 5% or more of the equity interest, thereof (a "Related Party"), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except a transaction or contract which is in the ordinary course of the Company's or such Subsidiary's business and which is upon fair and reasonable terms not less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's length transaction with a Person not a Related Party; PROVIDED, HOWEVER, that nothing in this subsection shall prohibit any transactions between the Company and its wholly owned Subsidiaries or between the Company's wholly owned Subsidiaries.

                                         22.

     (i) AMENDMENTS OF CERTAIN DOCUMENTS. The Company will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any agreement related to any Subordinated Debt (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments for outstanding Subordinated
Debt).

     (j) REDEMPTION OF SUBORDINATED DEBT. The Company will not, and will not permit any of its Subsidiaries to, make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt.

     (k) BUSINESS PLANS, STRATEGIES AND BUDGETS. The Company will not, and will not permit any of its Subsidiaries, to adopt or modify any business or financial plan, business or financial strategy, or operating or capital budget.

     (l) COMPENSATION ARRANGEMENTS. The Company will not, and will not permit any of its Subsidiaries, to enter into any new, or modify any existing, compensation arrangements (including without limitation, salary, bonus, stock option plans or individual stock option grants, benefits, perquisites, etc.) with any officer or employee of the Company.

     (m) EMPLOYEES; INDEPENDENT CONTRACTORS. The Company will not, and will not permit any of its Subsidiaries, to hire additional employees or enter into any new, or modify any existing, arrangement with any independent contractor

     (n) SIGNIFICANT CASH EXPENDITURES. The Company will not, and will not permit any of its Subsidiaries, to make any single cash expenditure, or series of related cash expenditures, in excess of five thousand dollars ($5,000); provided, however, that in the event an expenditure or series of related expenditures is to be used from the proceeds of a Loan for the purpose specifically set forth in the Notice of Borrowing delivered to the Lender pursuant to Section 2.02 relating to such Loan, the Lender's prior written approval shall not be required.

     (o) ADDITIONAL EQUITY INCENTIVES. The Company will not, and will not permit any of its Subsidiaries, to grant any equity-based security under its equity incentive plans or otherwise, including without limitation stock options, stock appreciation rights and phantom stock.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

     SECTION 6.01 EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an "Event of Default":

     (a) PAYMENTS. The Company shall fail to pay when due or in the appropriate currency any amount of principal of, or interest on, any Loan, or any fee or other amount payable under any of the Loan Documents.

                                          23.

     (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by the Company under or in connection with the Loan Documents shall prove to have been incorrect in any respect when made or deemed made.

     (c) FAILURE BY COMPANY TO PERFORM CERTAIN COVENANTS. The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.02 or Section 5.03.

     (d) FAILURE BY COMPANY TO PERFORM OTHER COVENANTS. The Company shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed.

     (e) INSOLVENCY. (i) The Company or any of its Subsidiaries shall (A) admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, (B) make a general assignment for the benefit of creditors, (C) be dissolved, liquidated, wound up or cease its corporate existence; or (ii) the Company or any such Subsidiary (A) shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978 (the "Bankruptcy Code") or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or (B) shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against the Company or any such Subsidiary pursuant to the Bankruptcy Code or any such other state or federal law; or (iii) the Company or any such Subsidiary shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of the Company's or any such Subsidiary's property, or shall take any action to authorize any of the actions or events set forth above in this subsection; or (iv) an involuntary petition seeking any of the relief specified in this subsection shall be filed against the Company or any such Subsidiary; or (v) any order for relief shall be entered against the Company or any such Subsidiary in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this subsection (e).

     (f) DISSOLUTION, ETC. The Company or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, windup or dissolution), except to the extent expressly permitted by Section 5.03, (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this subsection (f).

     (g) DEFAULT OR ACCELERATION UNDER OTHER INDEBTEDNESS. The Company or any of its Subsidiaries shall (i) fail to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

                                    24.

     (h) DEFAULT UNDER UNISERVICES OR KODAK AGREEMENTS. There shall have been a termination of, or an event which, after the giving of notice and without regard to any right to cure or similar right, would result in a termination of, any of the Uniservices Agreements or the Kodak Agreement.

     (i) JUDGMENTS. (i) A final judgment or order for the payment of money in excess of $10,000 (or its equivalent in another currency) which is not fully covered by third-party insurance shall be rendered against the Company or any of its Subsidiaries (or its equivalent in another currency); or (ii) any non-monetary judgment or order shall be rendered against the Company or any such Subsidiary which has or would reasonably be expected to have a Material Adverse Effect.

     (j) MATERIAL ADVERSE CHANGE. A Material Adverse Effect shall have occurred.

     (k) COLLATERAL DOCUMENTS. The Company or any other Person shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed, or any "Event of Default" as defined in any Collateral Document shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company or any other Person shall contest in any manner the validity or enforceability thereof, or the Company or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

     (l) CONSENTS, ETC. Any law, decree, license, consent, authorization, registration or approval now or hereafter necessary to enable the Company to comply with its obligations incurred in the Loan Documents shall be modified, revoked, withdrawn or withheld or shall cease to remain in full force and effect.

     (m) ERISA. The Company or any Subsidiary shall incur or become subject to any material liability or Lien under or with respect to any Plan.

     SECTION 6.02 EFFECT OF EVENT OF DEFAULT. If any Event of Default shall occur, the Lender may (i) by notice to the Company, (A) declare its Commitment to be terminated, whereupon the same shall immediately terminate, and (B) declare the entire unpaid principal amount of each Loan (and of the Loans), all interest accrued and unpaid thereon and all other Obligations to be immediately due and payable, whereupon with respect to each Loan, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, PROVIDED that if an event described in Section 6.01(e) shall occur, the result which would otherwise occur only upon giving of notice by the Lender to the Company as specified in this clause (i) shall occur automatically, without the giving of any such notice; (ii) whether or not the actions referred to in clause (i) have been taken, (A) exercise any or all of the Lender's rights and remedies under the Collateral Documents, and
(B) proceed to enforce all other rights and remedies available to the Lender under the Loan Documents and applicable law; and (iii) cause the Company to increase the numbers of directors constituting the

                                        25.

entire Board of Directors by two times the then current number of directors plus one, and appoint designees of the Lender to fill such vacancies on the Board of Directors to serve until such time as the Obligations have been satisfied in full. In addition, in the event of a Willful Default, the Warrant shall be deemed amended to provide that the exercise price per share at which the Warrant may be exercised shall be reduced to equal 85% of the price in effect prior to such Event of Default.

                                  ARTICLE VII
                                  MISCELLANEOUS

     SECTION 7.01 AMENDMENTS AND WAIVERS. No amendment to any provision of the Loan Documents shall be effective unless it is in writing and has been signed by the Lender and the Company, and no waiver of any provision of any Loan Document, or consent to any departure by the Company therefrom, shall be effective unless it is in writing and has been signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7.02 NOTICES. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class, postage prepaid; and (iii) if sent by facsimile transmission, when sent; PROVIDED, HOWEVER, that notices and communications to the Lender pursuant to Article II shall not be effective until received.

SECTION 7.03 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

     SECTION 7.04 COSTS AND EXPENSES; INDEMNITY.

     (a) COSTS AND EXPENSES. The Company agrees to pay on demand: (i) the reasonable out-of-pocket costs and expenses of the Lender and any of its Affiliates, and the reasonable fees and disbursements of counsel to the Lender, in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof; (ii) all audit, consulting, appraisal, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Lender or any of its Affiliates in connection with the Loan Documents or the Collateral; and (iii) all costs and expenses of the Lender and its Affiliates, and fees and disbursements of counsel, in

                                          26.

connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, and (D) the preservation of and realization upon any of the Collateral.

     (b) OTHER CHARGES. The Company also agrees to indemnify the Lender against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

     (c) INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify the Lender, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an "Indemnified Person") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of any of the Loan Documents, the use or intended use of the proceeds of the Loans or the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto, or (iii) in any way relating to or arising out of the use, generation, manufacture, installation, treatment, storage or presence, or the spillage, leakage, leaching, migration, dumping, deposit, discharge, disposal or release, at any time, of any Hazardous Substances on, under, at or from any properties of the Company or any of its Subsidiaries, including any personal injury or property damage suffered by any Person, and any investigation, site assessment, environmental audit, feasibility study, monitoring, cleanup, removal, containment, restoration, remedial response or remedial work undertaken by or on behalf of the any Indemnified Person at any time, voluntarily or involuntarily, with respect to the Premises (the "Indemnified Liabilities"); PROVIDED that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     SECTION 7.05 SURVIVAL. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement and the making of the Loans, and shall continue in full force and effect so long as the Lender has any Commitment, any Loan shall remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of the Company under Section 7.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitment.

                                      27.

     SECTION 7.06 BENEFITS OF AGREEMENT. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

     SECTION 7.07 BINDING EFFECT; ASSIGNMENT. This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Company, the Lender and their respective successors and assigns. The Company shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Lender. The Lender reserves the right to sell, assign, transfer or grant participations in all or any portion of the Lender's rights and obligations hereunder and under the other Loan Documents to any other Person. In the event of any such assignment, the assignee shall be deemed the "Lender" for all purposes of the Loan Documents with respect to the rights and obligations assigned to it, and the obligations of the Lender so assigned shall thereupon terminate. The Company shall, from time to time upon request of the Lender, enter into such amendments to the Loan Documents and execute and deliver such other documents as shall be necessary to effect any such grant or assignment. The Company agrees that in connection with any such grant or assignment, the Lender may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Company and its Subsidiaries.

     SECTION 7.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

     SECTION 7.09 WAIVER OF JURY TRIAL. THE COMPANY AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION 7.10 SUBMISSION TO JURISDICTION. The Company hereby (i) submits to the nonexclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the Federal courts of the United States sitting in the Eastern District of Pennsylvania for the

                                         28.

purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts in and of the Commonwealth of Pennsylvania, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

     SECTION 7.11 ENTIRE AGREEMENT. The Loan Documents reflect the entire agreement between the Company and the Lender with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

     SECTION 7.12 SEVERABILITY. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

     SECTION 7.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

     SECTION 7.14 EXCHANGE OF WARRANTS. In exchange for the Warrant, the Lender agrees deliver to the Company for cancellation the outstanding warrants to purchase an aggregate of 15,628,295 shares of the Common Stock of the Company held by the Lender (or an Affiliate thereof) as of the date hereof within a reasonable time after the date hereof; provided, however, that in the event any of such warrants have been lost, stolen or destroyed, the Lender shall deliver to the Company an affidavit of that fact.

                                     29.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.


                                       THE COMPANY

                                       LIFEF/X, INC.

                                       By  /S/ LUCILLE S. SALHANY
                                          ---------------------------------
                                       Title:  Chief Executive Officer

                                       Address:

                                       153 Needham Street, Building One
                                       Newton, MA  02464
                                       Attn.: Chief Executive Officer
                                       Fax No. 617-964-2514

                                       LIFEF/X NETWORKS, INC.

                                       By  /S/ LUCILLE S. SALHANY
                                          ----------------------------------
                                       Title:  Chief Executive Officer

                                       Address:

                                       153 Needham Street, Building One
                                       Newton, MA  02464
                                       Attn.: Chief Executive Officer
                                       Fax No. 617-964-2514

                                       THE LENDER

                                       SAFEGUARD 2001 CAPITAL, L.P.

                                       By: Safeguard Delaware, Inc.
                                       Title: General Partner

                                       By /s/ N. Jeffrey Klauder
                                          ----------------------------------
                                          Title: Executive Vice President
                                                 and General Counsel

                                       Address:

                                       435 Devon Park Drive
                                       Wayne, PA  19087
                                       Attn.: ______________________________
                                       Fax No.______________________________


                                       30.

                         OMITTED SCHEDULES AND EXHIBITS



1.  Schedule 1 - Existing Liens
2.  Schedule 2 - Subsidiaries
3.  Exhibit A - Notice of Borrowing
4.  Exhibit B - Opinion of Counsel to the Company
5.  Annex A - Additional Terms and Conditions of Funding



The Registrant undertakes to supply copies of the omitted schedules and exhibits to the Commission upon request.



                                       1.